Exhibit 99.1

VIVUS, Inc.

Fourth Quarter and Year-End 2013 Financial Results Teleconference

Moderator:  Dana B. Shinbaum

February 24, 2014, 04:30pm EST/01:30pm PST

Operator:                                            Good day, ladies and gentlemen, and welcome to the VIVUS Fourth Quarter and Year-End 2013 Financial Results Teleconference. At this time, all participants are in a listen-only mode. Later, we will conduct a question-and-answer session, and instructions will follow at that time. [Operator Instructions] As a reminder, the teleconference is being recorded.

And, now, I’ll turn the program over to Mr. Dana Shinbaum, Corporate Development and Investor Relations.

Dana B. Shinbaum, Corporate Development & Investor Relations, VIVUS, Inc.

Shinbaum:                                    Thank you, operator.

Before we get started, I would like to remind you that during this conference call, VIVUS will make certain statements that are considered forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995.  These statements may be identified by the use of forward-looking words such as anticipate, believe, estimate, expect, forecast, intend, likely, may, opportunity, plan, potential, predict and should, among others. These forward-looking statements are based on VIVUS’s current expectations, and actual results could differ materially.  There are a number of factors that could cause actual events to differ materially from those indicated by such forward-looking statements. VIVUS does not undertake an obligation to update or revise any forward-looking statements.  Investors should read the risk factors set forth in the VIVUS Form 10-K for the year ended December 31, 2012, as amended by the Form 10-K/A filed on April 30, 2013 and by the Form 10-K/A filed on June 12, 2013, and periodic reports filed with the Securities and Exchange Commission.

I will now turn the call over to Mr. Seth Fischer, CEO of VIVUS.

Seth H. Z. Fischer, Chief Executive Officer & Director, VIVUS, Inc.

Fischer:                                                      Hello everyone, and welcome to our fourth quarter and year-end 2013 investors teleconference. Joining me today, in addition to Dana, are Svai Sanford, our interim CFO; and John Slebir, our Senior Vice President, Business Development and General Counsel.

Today we’ll review with you our financial results for the fourth quarter and year ended December 31, 2013, and lay out our vision for VIVUS and our key franchises for 2014.

2013 was a year of challenge and change. While our overall financial results were disappointing, we executed a number of key initiatives during the year that created value for Qsymia, our obesity drug, and avanafil, our erectile dysfunction drug.

We increased our efforts in the United States to make Qsymia the drug of choice for obese patients and for those who are overweight with a related co-morbidity. We modified the design of the Phase 4 trial required for Qsymia by the FDA in order to establish a potential pathway to European approval through the centralized European Union procedure. We received helpful feedback from European Union officials regarding the AQCLAIM CVOT protocol and we have resubmitted the protocol to FDA and await its response.

We greatly enhanced the value of our Qsymia franchise in two significant ways. We worked with the FDA to reduce our REMS restriction in order to allow Qsymia to be dispensed at retail. In mid-year 2013, we certified approximately 8,000 retail pharmacies to dispense Qsymia, a number that had grown to over 36,000 retail pharmacies by year-end 2013. As of mid-February 2014, we have certified over 37,000 retail pharmacies.

Our team extended the Qsymia patent life to 2029, adding an additional 35 claims to the U.S. patent estate, which provides substantially greater opportunity to build the Qsymia franchise.

We worked with a broad range of constituents from prescribers to medical societies to grassroots organizations to gain acceptance of obesity as a disease and adoption of Qsymia as the drug of choice among healthcare providers, payers and patients.

With our comprehensive and growing dossier, we believe we are making steady progress with managed care decision makers. We ended 2013 with Qsymia being available to approximately 43% of U.S. commercial lives on a tier-3 or better basis.

As announced in January 2014, Aetna became the first major payer in the U.S. to agree to evaluate, on a pilot basis, the addition of weight loss medications to its standard benefit design. With this influential payer willing to test Qsymia and other products as an important tool for a major health epidemic, we expect other major payers will follow Aetna’s lead.

Ultimately, including anti-obesity medications such as Qsymia in the Aetna’s standard benefit design could improve the health of millions of Americans by helping to fill the large treatment gap that exists between lifestyle changes alone and bariatric surgery.

During 2013, we continued to publish data from our pivotal Phase 3 clinical trials including a paper that appeared in October 2013 issue of Diabetes Care that documented a significant reduction in the annualized incidence rates of progression to type 2 diabetes among patients taking Qsymia compared to patients on placebo.

Through our ongoing post-marketing drug utilization study, we have been able to demonstrate to regulatory authorities and managed care decision makers that real world Qsymia use closely matches the patient demographic profile of our Phase 3 clinical trial known as CONQUER. These data suggest that the right types of patients are using Qsymia appropriately and consistently within the labeled indication.

We successfully monetized our erectile dysfunction product known as STENDRA in the U.S. and SPEDRA in Europe by establishing productive commercial alliances with Auxilium, Menarini and most recently Sanofi, our partners for the U.S., Europe and other territories, respectively.

As we announced in December 2013, we entered into an exclusive license and commercialization agreement with Sanofi to commercialize avanafil in Africa, the Middle East, Turkey and the Commonwealth of Independent States including Russia.

We have received an upfront license fee of $5 million and a $1.5 million manufacturing milestone payment, and we are eligible to receive up to an additional $3.5 million in manufacturing milestone payments, up to $6 million in regulatory milestone payments and up to $45 million in sales milestone payments plus royalties.

Under the avanafil license and commercialization agreements, we have the potential to receive up to $461 million plus royalties, of which we have received $61.6 million in net upfront payments to date.

Auxilium launched STENDRA in the U.S. in December and Menarini expects to launch SPEDRA in the EU5 during the first half of 2014.

We are working with our partners and regulatory authorities to incorporate into the avanafil label the results of our clinical trial that demonstrated the rapid onset of action of avanafil.

On the corporate side, we became more efficient and reduced our costs to conserve cash.

Our Qsymia partnering efforts are ongoing, and we remain open to establishing partnerships for Qsymia on a global or regional basis if they create value for stockholders. We cannot provide guidance with respect to the timing or structure of a potential partnership, but we intend to update the market of any material developments when appropriate.

In 2014, we intend to continue to develop the obesity market and the Qsymia brand. We believe that the foundation of the obesity market has been and will continue to be education of healthcare providers and allied professionals regarding the need to treat obesity with the proper clinical tools, including increased diet and exercise along with effective, safe and well-tolerated pharmacotherapy such as Qsymia.

We plan to continue to deliver this message through in-person promotion, continuing medical education and peer-to-peer programs, clinical publications and participation in major scientific meetings. We are improving our prescriber targeting efforts to increase the efficiency and productivity of our field sales force by ensuring we are calling with the right reach and frequency on the most appropriate prescribers.

As reimbursement continues to improve for the category, we will seek to drive coverage at the payer level and increase pull-through at the provider level by emphasizing, where medically appropriate, the availability of Qsymia as a standard benefit and the recent elimination of many regulatory barriers to obtain Qsymia at local certified retail pharmacies.  We are also working to secure greater insurance coverage for Qsymia at tier-2, which should increase Qsymia utilization and patient persistence. We intend to enhance our offerings to providers through a reimbursement specialty service that assists office staff and patients with navigation of the pathways to coverage, particularly for plans maintaining prior authorization restrictions.

We are focused on improving net revenue per prescription. While maintaining the Free To Start program that provides the first 14 days of Qsymia starting dose for all patients, we intend to refine our Qsymia cost saving offers to continue to lower out-of-pocket costs for patients. VIVUS also plans to offer assistance to cover patients with high monthly co-pays.

For the fourth quarter of 2013, there were approximately 124,000 Qsymia prescriptions dispensed, an increase of approximately 14% compared to the third quarter of 2013. Prescription volume for the fourth quarter was impacted by the holidays in November and December. Approximately 59% of Qsymia total prescriptions in the fourth quarter of 2013 included either a free good or discount offer such as the free trial offers for the starting dose and the Pay-No-More-Than $75 per month for up to three months for recommended dose offered to cash-paying patients.

In the third quarter of 2013, approximately 56% of Qsymia total prescriptions included a free good or discount offer. These promotional programs were intended to help build the patient base over the long run, but the Pay-No-More-Than component did not meet the success criteria we require from our promotional program and it will be replaced in the near term with the revised offerings mentioned earlier, details of which will be announced when we launch these programs.

The previous discounting programs continued to negatively impact net revenue per prescription in the fourth quarter, which was approximately $62 per prescription. However, we expect to significantly improve on this figure as the remaining Pay-No-More-Than $75 offers are replaced by our new discount program. We have established a goal of achieving at least $100 in net revenue per Rx by the fourth quarter 2014.

I will now pass the call over to Svai Sanford, our interim CFO, for an update on his areas of focus.

Svai S. Sanford, interim Chief Financial Officer, VIVUS, Inc.

Sanford:                                                Thank you, Seth. Good afternoon, ladies and gentlemen.

For the fourth quarter of 2013, total net product revenue was $9.2 million, of which $7.7 million was from sales of Qsymia and the remaining amount was from STENDRA or SPEDRA. In addition, we recognized $34.8 million in license revenue from our agreements with Auxilium and Sanofi related to the commercialization of STENDRA and SPEDRA.

For the fourth quarter of 2013, net loss was $17.2 million or $0.17 net loss per share, as compared to a net loss of $56.7 million or $0.56 net loss per share during the fourth quarter of 2012.

The decrease in net loss was primarily attributable to the license revenue from the STENDRA and SPEDRA commercialization agreements with Auxilium and Sanofi, higher net product revenue, and the decrease in selling, general and administrative expenses of $13.7 million during the quarter, partially offset by increased net interest and other expense of $8.4 million, and $8 million of non-recurring charges during the fourth quarter related to the previously announced cost reduction plan.

For the year ended December 31, 2013, total net product revenue was $25.2 million, of which $23.7 million was from sales of Qsymia and the remaining amount was from STENDRA. Total license revenue was $55.8 million from our agreements related to the commercialization of STENDRA and SPEDRA.

For the year ended December 31, 2013, we reported a net loss of $174.5 million, or $1.72 net loss per share, as compared to a net loss of $139.9 million, or $1.42 net loss per share, for the year ended December 31, 2012. The increase in net loss was primarily attributable to higher selling, general and administrative expenses related to commercialization activities for Qsymia.

Included in the net loss for the year ended December 31, 2013 was $32.7 million in non-recurring charges related to the proxy contest in connection with our 2013 Annual Meeting of Stockholders and associated severance charges, including $14.1 million of non-cash share-based compensation expense, a total charge of $10.2 million for Qsymia inventory on hand in excess of demand, plus a purchase commitment fee for Qsymia, and $20.2 million of interest and other expense, primarily related to the long-term debt incurred in April and May of 2013.

Cash, cash equivalent and available-for-sale securities totaled $343.3 million at December 31, 2013, as compared to $214.6 million at December 31, 2012. The increase of $128.7 million includes cash provided by financing activities, including proceeds of $48.4 million from the Senior Secured Notes with BioPharma and $241.8 million from the convertible notes, less cash used to purchase capped calls of $34.7 million, in addition to $61.6 million in net upfront payments received from the three license and commercialization agreements with STENDRA and SPEDRA, partially offset by cash used in operating activities and investment activities.

I will now turn the call back to Seth.

Seth H. Z. Fischer, Chief Executive Officer & Director, VIVUS, Inc.

Fischer:                                                      The areas of focus for VIVUS in 2014 are as follows:  deliver a strong efficacy and safety message about Qsymia to patients and doctors; target the most appropriate patients and the doctors most likely to treat those patients; improve overall Qsymia insurance coverage; improve the per prescription Qsymia net revenue; continue our efforts to secure a partner for Qsymia; and manage our avanafil alliances with Auxilium, Menarini and Sanofi to help ensure the commercial success of this important erectile dysfunction medication around the world.

With that, we will take your questions.

Operator:                                            [Operator Instructions] The first question comes from Lee Kalowski from Credit Suisse.

Lee H. Kalowski, Analyst, Credit Suisse Securities (USA) LLC (Broker)

Kalowski:                                         Thank you very much. Seth, maybe the first question for you on prescription numbers. I know that you were pointing to, I guess, in your comments and in the press release about the holidays impacting prescriptions in Q4. As we look to Q1, so we’ve already seen at least per IMS a number of weeks, it looks like most weeks on a week-over-week on a quarterly basis that it’s down. I’m just wondering, if not the holidays, is there anything else going on this quarter that you might point to?

Fischer:                                                      Actually, during the quarter — it’s a great question — we haven’t seen the bounce back that we might expect coming out of the post-holiday season, but as we look at about four years straight of seasonality within the anti-obesity agent market, we really see the market really start to pick up really at the end of February and early March. So if you look at any seasonality in the market, that’s exactly what you’d observe. Certainly, we’ve been impacted by that and we’re certainly looking to accelerate our growth through proper messaging going forward as well.

Kalowski:                                         Okay. And on the ASP, so it’s $62 last quarter and that was fairly stable versus the $59 in the previous quarter. I’m wondering if you can give us any additional clarity as to — and I know you broke out the percentage that was free and discount. Can you say what percent was free of that and also I know I asked you this last quarter, what you’re seeing as far as duration of therapy?

Sanford:                                                Lee, this is Svai. The percentage of free scripts were 23% of total.

Kalowski:                                         Okay. And duration or persistence?

Fischer:                                                      So the persistence, as we told you on last quarter’s call, Lee, we have the information that was in mail order, which as I think we reported went from 3.8 to 4.2 months of use in terms of persistence. But when we went into retail, that cohort actually drops off, right, because we can’t track them moving from a mail order to retail.  However, what we do know from early information is that we are seeing an increase as we move to retail. I don’t have a set number yet as we’re still working through that analysis, but certainly when we have a number, we’ll be happy to report it. All I can tell you, it is an improvement over what we saw in mail order.

Kalowski:                                         Okay. Maybe one last question and I apologize if this is semantics, Seth, but you had said that you’re open to partnership if it would create value. Does this mean that it’s not sort of a priority to find a partnership, that this is more secondary now?

Fischer:                                                      No, I wouldn’t say that. I would say a partnership is still a priority in the company. We’re just trying to frame that. Obviously, it takes two parties to make the partnership and we continue to remain open to those discussions and we will continue to be open to those discussions.

Kalowski:                                         Okay. Thank you.

Operator:                                            [Operator Instructions] The next question comes from Cory Kasimov from JPMorgan.

Cory W. Kasimov, Analyst, JPMorgan Securities LLC

Kasimov:                                          Hey, good afternoon, guys. Thanks for taking the question. First one’s following up on the partnership. If you are unable to sign a satisfactory deal or what you consider to be a satisfactory deal, would you be willing to increase the size of your own sales force and at what point would you have to make that decision? And I have a follow-up.

Fischer:                                                      That’s fine. Appreciate the question. That is something that we are currently evaluating, which is the further expansion of our sales force and we are doing that on an as-needed basis. I’m not going to get into the details of that, but certainly it is something that we’ll remain focused on as we see the market continue to develop.

Kasimov:                                          Okay. And then you talk a lot about the importance of physicians gaining experience. I think people — investors have been talking about this for some time now. With Qsymia being commercially available for I believe it’s going on 18 months at this point, is there any evidence that physicians are expanding their prescribing habits among some of the earlier adopters in that first six months as they’ve gained experience with the product?

Fischer:                                                      So we do see in the larger prescribing audience, so as there isn’t any prescribing audience, there is a funnel if you will, and our highest prescribers continue to expand their usage as they continue to develop the appropriate patients that they believe should be taking the product. And I think you’ll continue to see that expand within the audiences that we’re calling on throughout 2014.

Kasimov:                                          Okay. And then last question with regards to reimbursement, should we be expecting some big reimbursement gains over the coming months or quarters or is this going to be more kind of small, incremental steps that ultimately build up to where you want it to be?

Fischer:                                                      So reimbursement, as we all know, takes place with particular payers in chunks, and we continue to have negotiations ongoing with particular payers. But I would just tell you that it’s hard for me to predict on a quarterly basis how many of these new payers will come on board. But the main thing I want to make sure I emphasize is I’m looking to maximize the payers where we already have contracts, as we grow further contracts in the marketplace.

Kasimov:                                          All right. Thanks for taking the questions.

Operator:                                            The next question comes from Steve Byrne from Bank of America.

Steve Byrne, Analyst, Bank of America/Merrill Lynch

Byrne:                                                           What would you estimate the percent of obese that have coverage if you include government-funded insurance?

Fischer:                                                      Well, that’s — Steve, that’s a real tough question to really answer how many obese patients actually have coverage. I mean, the one thing that we’ve emphasized is that 43% of patient lives currently have access to Qsymia. For me to know how many of those are the obese patient is very difficult for me to know.

Byrne:                                                           Well, roughly, if you include VA, Medicaid, Medicare versus private payers, what do you think that 43% would be relative to the total patient size?  Any general thoughts on that?

Fischer:                                                      No, Steve, I really wouldn’t know that.

Byrne:                                                           Okay. What do you — what would you consider the primary limitations to adoption? Do you think that it’s at the physician level, either awareness or interest level in writing an obesity script, or is it more driven at the patient level, namely interest and/or reimbursement coverage limitation? What do you think is the rate-limiting step here?

Fischer:                                                      I think that if you take a look at the market historically, Steve, that this has been a very tough market for pharmacotherapeutic agents. Actually, the growth in the market has been low single digits. Certainly, there are still concerns that remain because of the past launches in the category. Many of those products are — the majority of those products are no longer on the market. We also believe that there is a lack of obesity-specific medical training, and I can tell you from recent market research, we also see that primary care physicians are not as quick to treat as they are to really focus on diet and exercise, which is an appropriate first step which we believe as well.  But I think that the other area for patients that we get feedback on is just the low levels of reimbursement. So that’s frustrating to the physician as well because if a patient is then prescribed and they run into problems with reimbursement, that’s a problem for the physician to get them to stay on therapy. So I’d say it’s on both ends.  It’s both the physician and the patient end.

Byrne:                                                           And are there any particular types of physicians where you’re getting the most traction or maybe geographic regions where you’re getting the most traction?

Fischer:                                                      Endocrinologists by far are our biggest prescribers in the marketplace, but not by region or district at all.

Byrne:                                                           Okay. Thank you.

Operator:                                            The next question comes from Marko Kozul from Leerink Partners.

Marko K. Kozul, Analyst, Leerink Partners LLC

Kozul:                                                           Hey, guys. Thanks for taking the question or questions. A few more on the reimbursement side. I was wondering if regarding your potential to impact the historical standard benefit design, can you describe for us what — when we might see some information emerging from the Aetna collaboration, and then also any other initiatives you have ongoing that might impact benefit design for 2015.

Fischer:                                                      Marko, could you just repeat the first part of your question, I’m sorry.

Kozul:                                                           Yeah, I’m asking, Seth, about your ability to impact historical standard benefit designs for commercial insurers, when we might see some information out of the Aetna collaboration and any other plans you have to impact standard benefit design for 2015.

Fischer:                                                      First of all, I’ll have Dana just address that in a minute. But let me just talk about the standard benefit design. So one of the areas that we have put a lot of emphasis on this year is working with employer coalitions for that particular reason, which is a changing of standard benefit design.

We all know that that will take time, because as we all know that in the fall of each year, we all re-enroll in our insurance programs and so really, now is the period of time where you’d have your best shot at changing those standard benefit designs as we move into the summer months. So that is a major focus for the company overall. I actually think it’s a major focus for all of us that are in the obesity market.

Shinbaum:                                    So the only thing I would add — this is Dana — is the notion of the Aetna pilot program. As you know, this is a pilot by its definition and Aetna is essentially controlling the switch on that database.  We are unlikely to have access specifically to any results. It will be up to Aetna whether the results are published or made public in some form. We are very excited about the fact that this is the first time an integrated national insurer is making a decision to look at the impact of adding pharmacotherapy, obesity pharmacotherapy to its standard benefit design, but it’s a pilot program at this point.

Kozul:                                                           That’s helpful and a follow-up on the political side. Can you give us an update on any initiatives in Washington or efforts that you have to help remove exclusion of obesity pharmacotherapy from Medicare Part D?

Fischer:                                                      Yeah, so that’s an ongoing initiative also I would say on behalf of the entire industry that treats obesity. We have the Treat and Reduce Obesity Act that’s really going through the process of getting CBO scoring, but beyond that, there’s a continued effort on behalf of the industry and the several coalitions in obesity to in fact hopefully get a change in Medicare Part D.

Kozul:                                                           Great. And maybe just squeeze one in on STENDRA, if you can remind us of differentiation as you see it with this compound compared to other commercially available ED drugs and any market research you have on acceptance or switching. Thanks.

Fischer:                                                      Yeah, so as you know, in the U.S. and around the world, we have different partners, but certainly there has been a submission to the FDA and other regulatory authorities to get our label revised to include onset of action, which would be the fastest onset of action within the industry and also that it can be used with alcohol where many of them are banned from using alcohol with the product. So those are two differentiators in the market, and I’m not prepared to really comment on how quick the uptake of the product is.  I’m sure Auxilium will give an update on their quarterly call.

Kozul:                                                           Thanks for taking the questions.

Fischer:                                                      Sure.

Operator:                                            The next question comes from Charles Duncan from Piper Jaffray.

Charles C. Duncan, Analyst, Piper Jaffray, Inc.

Duncan:                                                 Hi, guys. Thanks for taking the question. My first one was regarding that type 2 diabetes data that you mentioned and the progression to that. I’m wondering how you believe that could impact your prescriber targeting efforts and if that would be, perhaps, a shift from phentermine writers to diabetes writers?

Fischer:                                                      Yeah. Charles, the progression to type 2 diabetes — the study is very compelling, and certainly, payers are taking that type of information into account. That’s not used as part of our promotion with physicians, but the information is readily available. We certainly believe it also impacts the obesity guidelines that we’ve seen from places like AACE and other areas. So I think it’s very important information as the market continues to evaluate the agent.

Duncan:                                                 Okay. And then, specifically, you had kind of talked about different strategies or different targeting for different physicians. Can you provide us any additional color … [audio gap - inaudible]

Fischer:                                                      We shifted our sales organization, actually we’re getting fully deployed as we speak and it’s really focused on those writers of anti-obesity agents. We had a broader focus prior to this which was really not only on the anti-obesity agent writers but in fact all the co-morbid conditions. So that was a very broad audience. Some of that audience has never ever picked up a pen to write an anti-obesity agent. We felt it was more prudent and cost effective for us to really focus on where there is actual prescribing for obesity patients — those doctors that in fact see this as a disease and are taking an active role in the treatment of those patients and also where patients are showing up to in fact be treated. And that will continue our focus for the remainder of this year. That along with making a very specific sharpened message on Qsymia that is very focused on those prescribers and also coverage around the product itself.

Duncan:                                                 Okay. That makes sense to me. And then my last question is regarding, call it the competitive environment. I know that the folks at Eisai had announced that they have re-doubled their efforts in terms of the number of sales people. Have you been able to detect whether or not, in the market, that has increased or decreased demand for Qsymia, i.e., is there more awareness or is there more competition, or is it too difficult to see at this point?

Fischer:                                                      I would say it’s difficult to see. I will say that there certainly I think is more awareness of treatments in the category. So I think physicians are really understanding that there’s alternatives to phentermine in general, meaning phentermine as a sole agent. I think it’s advantageous to doctors when they see the combination of topiramate and phentermine, they see it as a better alternative, at least in some of the market research we’ve picked up. But I would say overall, the noise level in the marketplace is in fact increasing.

Duncan:                                                 So is it possible that as additional agents are approved and marketed, if they are, that that increasing noise level can further drive adoption, or will it become a very noisy market in your view?

Fischer:                                                      No, I think right now there’s plenty of room for others to come into this market and drive demand in the market and as we discussed earlier on the call, today even, is that there’s still a lot of education that has to happen at the physician level and as well as the patient level. So I think anybody coming into this market will be beneficial to treatment for patients.

Duncan:                                                 Okay. Good deal. Thanks for taking my questions.

Operator:                                            The next question comes from Thomas Wei from Jefferies.

Thomas A. Wei, Analyst, Jefferies LLC

Wei:                                                                       Thanks. I had a question on costs. I’m sorry if I missed this, but could you help a little bit or repeat what are you telling folks in terms of expense expectations for 2014?

Sanford:                                                We are not providing guidance on expense, Thomas.

Wei:                                                                       Can you give us at least directionally?  Is it something not including the non-recurring charges?  Should we think of it as being relatively flat on a year-over-year basis, up, down?  Even just that sort of direction could be helpful.

Sanford:                                                We cannot further comment on what our expense will be in the future.

Wei:                                                                       And then what about for the AQCLAIM trial? In the past, there had been some cost estimates provided and overall over X number of years. Can you give us an update on with these changes that you’re proposing how the cost of AQCLAIM has been revised?

Fischer:                                                      Yeah, so I would say, Thomas, that the costs of AQCLAIM are similar to what we’ve quoted in previous sessions, about $180 million to $250 million. That being said, just to give you an update on AQCLAIM, so I’m glad you asked the question, as you know, we wanted clear guidance from the CHMP and the SAWP in Europe to really incorporate their input into our current FDA protocol. We’ve now re-submitted to FDA and we’re awaiting their guidance to start the trial.

Wei:                                                                       And then a question on the discontinuation of the Pay-No-More-Than $75 program. I am a little bit unclear as to how you were measuring success and what happened there in terms of it falling short? Was it that you did not achieve the persistence that you had hoped for, that people were using it while the $75 was in place and then they dropped off? And then how should we think about the discontinuation of that program relative to the current script levels? If you stop that and replace it with something else, would you expect some disruption in script trends?

Fischer:                                                      I don’t know if we’ll see — as you know, we had different programs in 2013. So we went from a Pay-No-More-Than $75 for one month and then we increased that and retailed the Pay-No-More-Than $75 for three months. So to address what I see as the problem with that program was that in fact it didn’t drive persistence. In fact, I think, in a way, it got in the way of persistence because at the end of three months, the patient would automatically experience a very large price increase.

The other thing the program did not do, it didn’t allow for one of the greatest advantages that Qsymia has over its competition, which is dosing flexibility. We don’t just have one dose of this product. Although our Pay-No-More-Than $75 was really aimed at our maintenance dosage and did not really allow the physician to really experience dosing flexibility because the patient would take a huge financial impact on their prescription if they escalated the dose.

So we believe that a new program can, in fact, satisfy those needs by giving patients both dosing flexibility for physicians as well as driving persistence. However, all that being said, we believe the best way to drive persistence is by driving coverage through managed care, through payers to allow patients to pay a much lower co-pay than they would be paying in cash.

Wei:                                                                       And so if you remove that greater financial incentive upfront and so the average amount that people are going to — the average revenue that you realize is going to start going up, wouldn’t that — isn’t there enough elasticity here of demand that that would cause there to be some impact on near-term demand for the drug?

Fischer:                                                      I don’t know because we made some changes earlier this year. And we haven’t seen, for example, right now, the program that’s offered on the web is different than the program that’s offered through our prescription card and we haven’t seen really a big impact from the web on a negative basis. So I think it’s too early to really tell whether we’d see some negative impact from any change.

Wei:                                                                       Okay. And then just lastly, the transition of these programs, what exactly is the timing for the discontinuation of the Pay-No-More-Than $75 program?

Fischer:                                                      So we’re looking at making changes to our program sometime during this first quarter.

Wei:                                                                       Thanks very much.

Fischer:                                                      Thank you, Tom.

Operator:                                            The next question comes from Harold Weber from Wells Fargo.

Harold Weber, Analyst, Wells Fargo Advisors LLC

Weber:                                                         Yes. Hi. I was just hoping to get a little bit of additional info on the progress of some of the other long-term studies. You had commented somewhat about the diabetic story, on the blood pressure and things like that that we know previously have had some marked results.

Fischer:                                                      Yeah, I don’t have any current update on any other trial.

Weber:                                                         Okay. As far as outlook, as far as proceeding going forward, anything you could enlighten about that?

Fischer:                                                      No comment at this time.

Weber:                                                         Okay. And regard to the STENDRA, what — is the only method to get an update on what’s going on with that waiting to hear from Auxilium? Is there some other way to know how that’s ramping?

Fischer:                                                      They’ve only been out for a month, so I would say the best way is to wait for an update from Auxilium.

Weber:                                                         Okay. And one final thing, any timeframe that you’re, let’s say, going forward for the year for additional types of insurance reimbursements, any particular angles or plans or timing that you feel that might something you could add?

Fischer:                                                      Well, we continue to pursue payer engagement in terms of reimbursement for our product and that will continue throughout 2014.

Weber:                                                         Okay. Thank you.

Fischer:                                                      Thank you.

Operator:                                            [Operator Instructions] The next question comes from Alan Carr from Needham & Co.

Alan Carr, Analyst, Needham & Co. LLC

Carr:                                                                    Hi. Thanks for taking my questions. One of them is that can you comment a bit more on your thoughts on European regulatory environment. You mentioned you had your discussions with them about the AQCLAIM trial. I wonder if you could add any more in terms of whether or not they might be moving more favorably over there.  And then also, in terms of the profile of the patients taking the drug, you’ve characterized it as generally being similar to the Phase 3 program. I guess there were a few minor differences from your last update on drug utilization commercially. But wondering if you could add any details on that, whether they’ve drifted one way or another with respect to age, hypertension or lipids, male or female?

Fischer:                                                      Yes. Let me answer the second question first. First of all, our drug utilization really is staying fairly consistent in the demographics that we’ve outlined previously. And in fact, they’re very much in line with the data that we’ve seen in our own trials. So it’s majority are women, they’re usually over 50 and clearly, obviously obese. So I mean, I think that those are generally very similar to what we’ve seen as we’ve progressed.

As far as Europe, the only thing I could really comment on Europe is that we did submit to the SAWP, the Scientific Advice Working Party, to really give us feedback on the protocol that we’d already agreed on with FDA. Generally, when they got back to us, their feedback was generally positive.

One of the important aspects for us to submit was first of all, to have a centralized approach to Europe because that would give us 10 years of exclusivity. Second of all, what was important to us is to see if they would be open to accepting an interim analysis for submission of approval.

We know that the feedback is non-binding but still very important. We’ve incorporated that feedback into our FDA protocol and resubmitted to harmonize, if you will, between Europe and the U.S. and hopefully we’ll hear in the near future feedback from the FDA.

Carr:                                                                    Okay. Great. Thanks very much.

Fischer:                                                      So in conclusion, I want to thank all of you for dialing in today. We look forward to a bright future for VIVUS, Qsymia and avanafil. We’ll keep you up to date on our progress, and we remain very confident in the obesity market in the United States and around the world. Thank you.

Operator:                                            Ladies and gentlemen, that does conclude the conference for today. Again, thank you for your participation. You may all disconnect. Have a good day.